Exhibit 99.1

PFIZER LOGO
For immediate release:	Media Contact:
February 23, 2017	Joan Campion
(212) 733-2798
joan.campion@pfizer.com

Investor Contact:
Bryan Dunn
(212) 733-8917
bryan.dunn@pfizer.com

RONALD E. BLAYLOCK ELECTED TO PFIZER'S BOARD OF DIRECTORS

NEW YORK, N.Y., February 23 - Pfizer Inc. today announced the election of Ronald E. Blaylock to its Board of Directors, effective immediately. Mr. Blaylock was also appointed to the Corporate Governance and the Science and Technology Committees of Pfizer's Board.

Mr. Blaylock, 57, is the Founder, Managing Partner of GenNx360 Capital Partners, a private equity firm focused on investing in industrial and business services companies in the U.S. middle market, since 2006. Prior to launching GenNx360 Capital Partners, Mr. Blaylock founded and managed Blaylock & Company, an investment banking firm.  He has also held senior management positions at UBS, PaineWebber Group, and Citicorp.

Mr. Blaylock also serves as a Director of CarMax, Inc., Radio One, Inc. and W.R. Berkley, Inc., as well as a Director of Syncreon U.S., a for-profit company.  He is a member of the Board of Trustees of Carnegie Hall, the Board of Overseers of New York University Stern School of Business, and the Board of Trustees of Prep for Prep, a non-for-profit organization. Mr. Blaylock was voted Capital Raiser of the Year by Corporate Finance Magazine in 1999, and was named one of the Most Powerful Blacks on Wall Street by Black Enterprise Magazine in 2005, and Man of the Year by Covenant House.

"We are pleased to welcome Ron Blaylock to Pfizer's Board of Directors. He brings business, financial and leadership expertise, which will be an asset to Pfizer's diverse Board and to our company," stated Ian Read, Pfizer's Chairman and Chief Executive Officer. "The addition of Ron to our Board helps ensure that Pfizer continues to benefit from a breadth and variety of experience."

About Pfizer Inc.
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives.  We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products.  Our global portfolio includes medicines and vaccines as well as many of the world's best-known consumer health care products.  Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time.  Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world.  For more than 150 years, Pfizer has worked to make a difference for all who rely on us. For more information, please visit us at www.pfizer.com.  In addition, to learn more, follow us on Twitter at @Pfizer and @Pfizer_News, LinkedIn, YouTube, and like us on Facebook at Facebook.com/Pfizer.

# # # # #